Employment Agreement

This Employment Agreement (“Agreement”), dated as of December 22, 2016 (the “Effective Date”), is entered into between Motus GI Holdings, Inc. having a place of business at 150 Union Square New Hope, PA 18938 (“Employer” or the “Company”), and James J. Martin, an individual residing at 18401 SW 85 Court, Cutler Bay, Florida 33157 (“Executive”). Employer and Executive shall collectively be referred to as the “Parties.”

WHEREAS, the Parties desire to memorialize the terms and conditions of the Executive’s employment with Employer under this Agreement as of the Effective Date; and

WHEREAS, Executive is willing to accept his employments and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Employer and Executive hereby agree as follows:

ARTICLE I

POSITION DUTIES AND RESPONSIBILITIES

1.01 Position, Duties and Authority. During his employment with the Company, Executive shall serve as Employer’s Chief Financial Officer and shall have such responsibilities, duties and authority as may, from time to time, be assigned by the Company’s Chief Executive Officer or her/his designee consistent with that position. During his employment, Executive shall devote all of Executive’s business time, attention, skill and efforts exclusively to the business and affairs of Employer and the promotion of its interests; provided, however, that Executive shall be entitled to consult for Non Invasive Monitoring Systems, Inc. up to 8 hours per calendar quarter so long as such services do not impact the services to be provided to the Employer hereunder. Notwithstanding the foregoing, Executive may engage in charitable, educational, religious, civic and similar types of activities to the extent that such activities do not inhibit or prohibit the performance of Executive’s duties hereunder or inhibit or conflict with the business of Employer. Executive’s principal base of operation for the performance of his duties shall be the State of Florida; provided, however, that Executive shall perform such duties and responsibilities at such other places as shall from time to time be reasonably necessary to fulfil his obligations under this Agreement in the Employer’s discretion.

ARTICLE II

COMPENSATION AND EXPENSES

2.01 Compensation. For all services rendered by Executive in any capacity during his employment, including, without limitation, services as an officer, director or member of any committee of Employer, or any subsidiary, affiliate or division thereof, Executive shall be compensated as follows (subject, in each case, to the provisions of Article III below):

(A) Salary. During his employment, Employer shall pay to Executive a salary of $210,000 if annualized (the “Base Salary”). Executive’s Base Salary shall be subject to periodic review and adjustment.

(B) Benefits. During his employment, Executive shall be entitled to participate in all Employer’s Executive benefit plans and programs as Employer generally maintains from time to time during his employment for the benefit of its executives, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs, including any such bonus programs. Employer agrees that the Executive shall accrue no less than three weeks of paid time off for vacation, sick and personal time per year. Employer may amend, modify or rescind any executive benefit plan or program and change Executive contribution amounts to benefit costs without notice in its discretion.

(C) Equity. Subject to the terms of the Company’s 2016 Equity Incentive Plan (the “Plan”) and approval of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), upon or immediately following the final closing of the private placement offering of the Company’s common stock, the Executive will be granted options to purchase up to the number of shares equal to one percent (1.0%) of the Fully-Diluted (as defined in the Plan) shares of the Company’s common stock, on the terms and conditions determined by the Board or the Compensation Committee, with an exercise price of $5.00 per share (provided that the Board or the Compensation Committee determines that such exercise price represents no less than fair market value per share on the date of grant in accordance with the Plan), with a vesting schedule and other terms and conditions to be determined by the Compensation Committee. During the term of this Agreement, subject to the terms and conditions established within the Plan or any successor equity compensation plan as may be in place from time to time and separate award agreements, the Executive also shall be eligible to receive from time to time stock options, stock unit awards, performance shares, performance units, incentive bonus awards, other cash-based awards and/or other stock-based awards (as permitted by the Plan), in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion. The agreement governing the Options shall provide for accelerating vesting upon a change of control, which terms shall be agreed to by the Employer and the Executive..

2.02 Expenses. Executive shall receive reimbursement from Employer for all reasonable out-of-pocket expenses incurred by Executive during his employment in connection with the performance of Executive’s duties and obligations under this Agreement, according to Employer’s annual budget, expense account and/or reimbursement policies in place from time to time and provided that Executive shall submit reasonable documentation with respect to each such expense.

ARTICLE III

TERMINATION

3.01 Employment At-Will. The Parties’ employment relationship shall be at-will. Each will endeavor to provide the other with a minimum of at least two weeks advance written notice of its/his intent to terminate, to the extent practicable.

ARTICLE IV

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

AND OTHER COVENANTS

4.01 Confidentiality. Executive shall be provided with access to Confidential Information relating to Employer, its business, potential business or that of its clients and customers. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, product development and project procedures. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Executive’s direct or indirect act or omission.

With respect to Confidential Information of Employer and its clients and customers:

(A) Executive will use Confidential Information only in the performance of Executive’s duties for Employer. Executive will not use Confidential Information at any time (during or after Executive’s employment with Employer) for Executive’s personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of Employer and its clients and customers except to the extent permitted by applicable law, including to enable Executive to exercise any protected legal right he may have;

(B) Executive will not disclose Confidential Information at any time (during or after Executive’s employment with Employer) except to authorized Employer personnel, unless Employer consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through Executive’s direct or indirect act or omission) or as authorized by a court or regulatory agency.

(C) Executive will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of Employer in effect from time to time regarding storage, copying, destroying, and handling of documents; and

(D) Executive will return or destroy all materials, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of Employer and its clients and customers, to Employer when Executive’s employment relationship with Employer terminates or otherwise on demand and, at that time Executive will certify to Employer, in writing and under oath, that Executive has complied with this Agreement. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of Employer and its clients and customers.

(E) Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

4.02 Obligations to Other Persons. Executive does not have any non-disclosure or other obligations to any other individual or entity (including without limitation, any previous employer) concerning proprietary or confidential information that Executive learned of during any previous employment or associations. Executive shall not disclose to Employer or induce Employer to use any secret or confidential information or material belonging to others, including, without limitation, Executive’s former employers, if any. Executive does not have any non-competition agreements, non-solicitation agreements or other restrictive covenants with any previous employer or other individual or entity.

4.03 Covenants Against Competition and Solicitation.

(A) Executive acknowledges and understands that, Executive’s position with Employer affords Executive extensive access to Confidential Information of the Company. Executive therefore agrees that during the course of Executive’s employment with Employer and for twelve (12) months after termination of Executive’s employment with Employer (for any reason or no reason) (collectively, “Restricted Period”), Executive shall not: (i) anywhere within the United States of America or any other country in which the Company then conducts or proposes to conduct business, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, officer, director, consultant, independent contractor, agent or executive, engage in any business or other commercial activity which is engaged in or is seeking to engage in a “Competitive Business.” As used in this Agreement, “Competitive Business” shall mean any individual or enterprise engaged in (x) cleansing of body cavities, tubular structures or other orafices or devices added on or attached to endoscopes or (y) any other business competitive with the business of the Company on the date of termination.

(B) Executive further agrees that, during the Restricted Period, Executive shall not, directly or indirectly, either on Executive’s own behalf or on behalf of any other individual or commercial enterprise: (i) contact, communicate, solicit or transact any business with or assist any third party in contacting, communicating, soliciting or transacting any business with (A) any of the customers or clients of the Company, (B) any prospective customers or clients of the Company, or (C) any individual or entity who or which was within the most recent twelve (12) month period a customer or client of Company, for the purpose of inducing such customer or client or potential customer or client to be connected to or benefit from any competitive business or to terminate its or their business relationship with the Company; (ii) solicit, induce or assist any third party in soliciting or inducing any individual or entity who is then (or was at any time within the preceding twelve (12) an employee, consultant, independent contractor or agent of Company) to leave the employment of the Company or cease performing services for the Company; (iii) hire or engage or assist any third party in hiring or engaging, any individual or entity that is or was (at any time within the preceding twelve (12) months) an employee, consultant, independent contractor or agent of the Company, or (iv) solicit, induce or assist any third party in soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship. A “prospective customer or client” is any individual or entity with respect to whom or which Employer was engaged in a solicitation at any time during the twelve (12) months preceding his termination of Executive’s employment with Employer and in which solicitation Executive was in any way involved, or about whom or which Executive had access to Confidential Information.

4.04 Non-Disparagement. Executive will not at any time (during or after Executive’s employment with Employer) disparage the reputation of Employer, its clients and customers and its or their respective officers, directors, agents or employees. Employer will not at any time, (during or after Executive’s employment with Employer) disparage the reputation of Executive. In the event that Employer is asked to verify Executive’s employment with Employer, Employer will confirm only the dates of employment and position unless expressly authorized to provide additional information by Executive.

4.05 Cooperation With Investigations/Litigation. Executive agrees, upon Employer’s request, to reasonably cooperate both during and after Executive’s employment with Employer in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s tenure with Employer. Executive will make himself reasonably available to consult with Employer’s counsel, to provide information, and to appear to give testimony. Employer will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

4.06 Reasonable Restrictions/Damages Inadequate Remedy. The Parties to this agreement acknowledge that the restrictions contained in this Article are reasonable and necessary to protect the legitimate business interests of Employer and that any breach by Executive of any provision contained in this Article may result in immediate irreparable injury to Employer for which a remedy at law would be inadequate. Accordingly, the Parties shall be entitled to temporary or permanent injunctive or other equitable relief (without being obligated to post a bond or other collateral) in the event of any breach or threatened breach of the provisions of this Article, in addition to any other remedy that may be available whether at law or in equity.

4.07 Separate Covenants. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Article shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties to this Agreement that the covenants and restrictions in this Article be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Article shall not affect the validity or enforceability of any other provision hereof. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Article, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

ARTICLE V

OWNERSHIP OF PROPRIETARY RIGHTS

5.01 Proprietary Rights. For the purposes of this Agreement, “Proprietary Rights” shall mean all right, title and interest (including any copyrights, patent rights, trademarks, servicemarks and trade names) in and to, or associated with, or arising from, any and all notes, data, reference materials, sketches, drawings, memoranda, documentation, and any and all work product conceived, created, reduced to any medium of expression and/or produced as part of the activities of Executive for the Company, including all written, graphical, pictorial, visual, audio, and audiovisual elements relating thereto, software code or records in any way incorporating or reflecting any Confidential Information and any original works of authorship, derivative works, inventions, developments, concepts, know-how, improvements, trade secrets or ideas, whether or not fixed in a tangible medium of expression, that are conceived or developed in whole or in part by the Executive alone or in conjunction with others, whether or not conceived or developed during regular working hours by, or in association with, the Company that are made through the use of any Confidential Information or any of the Company’s equipment, facilities, supplies, or trade secrets, or that relate to the Company’s business or the Company’s actual or demonstrably anticipated research and development, or that result from any work performed by the Executive for the Company.

5.02 Ownership of Proprietary Rights. The Executive covenants and agrees with the Company that all Proprietary Rights shall belong exclusively to the Company, and the Executive agrees to assign and hereby assigns to the Company, all rights, title and interest throughout the world in and to all Proprietary Rights. The Executive agrees to promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company, all Proprietary Rights. The Executive agrees that, upon request of the Company and without any separate remuneration or compensation, the Executive shall take such action and execute and deliver such documents and instruments as may be necessary or proper to vest in the Company all right, title and interest in and to all such Proprietary Rights. Without limiting the foregoing, the Executive further agrees that for any original works of authorship created by the Executive, the Company shall be deemed the author thereof under the United States Copyright Act; provided, however, that in the event and to the extent such works do not to constitute “works made for hire” as a matter of law, the Executive agrees to irrevocably assign and transfer, and hereby irrevocably assigns and transfers to the Company, all right, title and interest in and to such works, including but not limited to copyrights.

5.03 Maintenance of Records. The Executive covenants and agrees to take commercially reasonable measures to keep and maintain adequate and current written records of all inventions and works of authorship made by the Executive (solely or jointly with others) during the term of the Executive’s relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. The Executive agrees not to remove such records from the Company’s place of business except as expressly permitted by the Company policy, which may, from time to time, be revised at the sole election of the Company. The Executive agrees to return all such records (including any copies thereof) to the Company at the time of termination of services with the Company.

5.04 Recordation of Rights. The Executive covenants and agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s, or its designee’s, rights in the inventions and any copyrights, patents, trademarks, servicemarks, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such inventions, and any copyrights, patents or other intellectual property rights relating thereto. The Executive further agrees that the obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of the Executive’s mental or physical incapacity or unavailability or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents, copyrights, or other registrations covering inventions or works of authorship assigned or to be assigned to the Company or its designee as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by the Executive. The Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that the Executive now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.

ARTICLE VI

MISCELLANEOUS

6.01 Benefit of Agreement and Assignment. This Agreement shall inure to the benefit of Employer and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets) and shall be binding upon Employer and its successors and assigns. This Agreement shall also inure to the benefit of and be binding upon Executive and Executive’s heirs, administrators, executors and assigns. Executive may not assign or delegate Executive’s duties under this Agreement, without the prior written consent of Employer.

6.02 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (A) on the date delivered if personally delivered, (B) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or (C) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, in each case addressed to the Employer or Executive, as the case may be, at the respective addresses indicated in the caption of this Agreement or such other address as either party may in the future specify in writing to the other.

6.03 Section 409A Compliance. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. In no event whatsoever shall Employer be liable for any additional tax, interest or penalty that may be imposed on Executive under Section 409A or damages for failing to comply with Section 409A.

6.04 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to his employments and conditions of Executive’s employment during his employment and activities following termination of this Agreement and supersedes any and all prior agreements and understandings whether written or oral, between the parties with respect to the subject matter of this Agreement. This Agreement may not be changed or modified except by an instrument in writing, signed by Employer and Executive.

6.05 No Waiver. The waiver by other party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.06 Headings. The Article and Section headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.07 Governing Law; Jurisdiction. Any and all actions or controversies arising out of this Agreement or Executive’s employment, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to the choice of law principles thereof. Any and all actions arising out of this Agreement or Executive’s employment by Employer or termination therefrom shall be brought and heard in the state and federal courts of the State of New York located in New York County and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts. Employer and Executive hereby agree to waive their respective rights to a trial by jury.

6.08 Executive Withholdings and Deductions. All payments to Executive hereunder shall be subject to such withholding and other Executive deductions as may be required by law.

6.09 Counterparts. This Agreement may be executed in one more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.10 Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take all other actions, as may be reasonably necessary or desirable in order to perform his/her or its obligations under this Agreement.

6.11 Survival. The Parties acknowledge and agree that the terms and conditions of Articles IV, Article V and Article VI shall survive the termination of this Agreement and Executive’s employment hereunder.

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IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement as of the date first written above.

MOTUS GI HOLDINGS, INC.:

BY:	/s/ Mark Pomeranz
Name:	Mark Pomeranz
Title:	Chief Exective Officer

EXECUTIVE:

/s/ James J. Martin
James J. Martin